Exhibit 10.1

RESIGNATION AGREEMENT

THIS RESIGNATION AGREEMENT (this “Agreement”) is made, entered into, and effective as of November 20, 2006, by and between Apogee Enterprises, Inc., a Minnesota corporation (the “Company”), and Michael B. Clauer, a resident of the State of Illinois (the “Executive”).

WITNESSETH:

WHEREAS, Executive is currently employed as Executive Vice President of the Company;

WHEREAS, Executive has notified the Company that he intends to voluntarily resign as Executive Vice President and as an employee of the Company, effective as of December 31, 2006 (the “Resignation Date”);

WHEREAS, the Company agrees to Executive’s voluntary resignation as of the Resignation Date;

WHEREAS, effective on the Resignation Date, Executive agrees to voluntarily resign as Executive Vice President and as an employee of the Company, and from any and all offices of the Company, and any other position, office, or directorship of any other entity for which Executive is then serving at the request of the Company; and

WHEREAS, the Company and Executive desire to set forth the payments and benefits that Executive will be entitled to receive from the Company in connection with his voluntary resignation from employment with the Company; and

WHEREAS, the Company and Executive wish to resolve, settle, and/or compromise certain matters, claims, and issues between them, including, without limitation, Executive’s voluntary resignation from the offices he holds and from his employment with the Company.

NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Executive hereby agree as follows:

1. Voluntary Resignation. Executive hereby resigns voluntarily, effective on the Resignation Date, his employment with the Company and its subsidiaries and related or affiliated companies, and his position as Executive Vice President of the Company. Executive further resigns, effective on the Resignation Date, (a) from all offices of the Company to which he has been elected by the Board of Directors of the Company (or to which he has otherwise been appointed), (b) from all offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, (c) from all administrative, fiduciary, or other positions he may hold with respect to arrangements or plans for, of, or relating to the Company, and (d) from any other directorship, office, or position of any corporation, partnership, joint venture, trust, or other enterprise (each, an “Other Entity”) insofar as Executive is serving in the directorship, office, or position of the Other Entity at the request of the Company. The Company hereby consents to and accepts said voluntary resignations effective as of the Resignation Date.

2. Payments and Benefits. As consideration for Executive’s promises and obligations under this Agreement, including, but not limited to, Executive’s release of any and all claims against the Company as provided in paragraph 4, the Company agrees as follows:

a. Separation Payment. As separation pay, the Company shall pay Executive an amount equal to Five Hundred Fifty-Six Thousand Eight Hundred Dollars ($556,800) (the “Separation Pay”). The Separation Pay shall be paid as follows: (i) for the period of time commencing on January 1, 2007, and terminating on June 30, 2007, the Company shall pay to Executive One Hundred Eighty Five Thousand and Six Hundred Twenty-Four Dollars ($185,624) in one (1) lump sum payment on July 3, 2007; and (ii) thereafter, from July 1, 2007 through June 30 2008, the Company shall pay to Executive 26 bi-weekly installments of Fourteen Thousand Two Hundred Seventy Six Dollars ($14,276) on the Company’s regularly scheduled pay days; provided the Executive has returned to the Company the General Release attached hereto as Exhibit A, which has been executed as of the Resignation Date or a later date (the “Executed General Release”).

b. COBRA Payment. The Company shall pay to Executive an amount equal to Nineteen Thousand Four Hundred Sixty Dollars and Three Cents ($19,460.03) to compensate him for COBRA payments. This amount shall be paid to Executive in one (1) lump sum payable within thirty (30) days after Executive has returned to the Company the Executed General Release.

c. Automobile Allowance. During his employment with the Company, Executive received a biweekly automobile allowance. The Company shall pay Executive Nine Thousand Seven Hundred Forty-Four Dollars ($9,744), an amount equal to twenty-six (26) biweekly automobile allowance payments, in one (1) lump sum payable within thirty (30) days after Executive has returned to the Company the Executed General Release.

d. Outplacement. The Company shall provide Executive with outplacement assistance through a mutually agreed upon provider. The maximum amount the Company shall pay for outplacement assistance is Ten Thousand Dollars ($10,000), and any and all payments for outplacement assistance shall be promptly made by the Company directly to the provider, following the Company’s receipt of documentation reasonably sufficient to substantiate the expense.

e. Company Benefit Plans and Executive’s Eligibility, Rights, and Obligations Thereunder. Executive’s post-resignation eligibility for and rights and obligations with respect to any employee benefit as a past employee of the Company under the Company’s retirement and welfare benefits plans (including, but not limited to: the Amended and Restated Apogee Enterprises, Inc. Partnership Plan, the Amended and Restated Apogee Enterprises, Inc. 2002 Omnibus Stock Incentive Plan, the Apogee Enterprises, Inc. Officers’ Supplemental Executive Retirement Plan, the Apogee Enterprises, Inc. Amended and Restated Employee Stock Purchase Plan, the Apogee Enterprises, Inc. Executive Supplemental Plan and the Company’s 401(k) retirement plan), other than as explicitly modified by this Agreement, shall be as set forth in the respective plan documents, and shall be based on his employment termination on the Resignation Date, and his entitlement to the benefits for the period of his participation therein, and his rights and obligations thereunder, shall be determined pursuant to the express written terms and conditions thereof.

f. Withholding. The Company shall withhold such amounts from the payments described in this paragraph 2 as are required by applicable tax or other law.

3. Confidential Information; Return of Company Property; Nonsolicit; Noncompetition.

a. Confidential Information. Except as required by applicable law or legal process, Executive will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, or use any trade secrets or confidential business and technical information of the Company or its customers or vendors, regardless of when or how Executive may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing, and servicing methods and business techniques, training, service, and business manuals, promotional materials, training courses, and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information, and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in Executive’s mind or memory, and whether compiled by the Company and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive after the Resignation Date shall constitute a misappropriation of the Company’s trade secrets. Notwithstanding the foregoing, the Company and Executive agree that confidential information shall not include information that is or becomes known within the industry in which the Company operates, other than as a result of a disclosure by Executive.

b. Return of Company Property. Executive agrees to return to the Company on or before the Resignation Date, in good condition, all tangible property of the Company in his possession, including without limitation, all computer equipment (including any laptop or similar equipment) belonging to the Company, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subparagraph 3.a of this paragraph 3. In the event that such items are not so returned, the Company will have the right to charge Executive for all reasonable damages, costs, attorneys’ fees, and other expenses incurred in searching for, taking, removing, and/or recovering such property.

c. Nonsolicit. Subject to the provisions of subparagraph 3.e. of paragraph 3, Executive agrees that, for a period of three (3) years from the Resignation Date, he shall not, directly or indirectly, either on his own account or for any other person, firm, partnership, corporation, or other entity with which Executive is employed or associated, recruit, seek to recruit, solicit or attempt to persuade any employee of the Company, or any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, to leave his or her employment. For purposes of this paragraph 3.c, the terms “recruit,” “seek to recruit,” “solicit” or “attempt to persuade” shall not include general advertisements of employment opportunities that are not targeted solely to employees of the Company or its subsidiaries and affiliates.

d. Noncompetition. Subject to the provisions of subparagraph 3.e. of paragraph 3, Executive agrees that, from the date hereof through June 30, 2008, he will not, directly or indirectly: (i) engage in competition with the Company or with any of the Company’s subsidiaries or affiliates in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association, or otherwise) in any phase of the Business (as defined below) of the Company or any of its subsidiaries or affiliates; (ii) solicit from the Company’s customers or the customers of any of the Company’s subsidiaries or affiliates any orders for products or services that the Company or any of its subsidiaries or affiliates is capable of performing or providing as of the Resignation Date; or (iii) induce, either directly or indirectly, any agent, independent contractor, supplier, customer or any other person or organization to terminate its relationship with the Company or with any of the Company’s subsidiaries or affiliates or to change the terms and conditions of such relationship to be less favorable to the Company or any of the Company’s subsidiaries or affiliates.

The obligations of Executive under this subparagraph 3.d shall apply to any place in North America in which the Company or any of its subsidiaries or affiliates: (i) has engaged in business within the three years prior to the Resignation Date, through production, promotional, servicing, sales, merchandising or marketing activity, or otherwise; or (ii) has otherwise established its goodwill, business reputation, or any customer or supplier relations prior to the Resignation Date.

For purposes of subparagraph 3.c. of paragraph 3, the term “Business” is defined to mean the design, manufacture, fabrication, distribution, marketing, sale or provision of (i) architectural glass, aluminum window systems and curtainwall systems for commercial, institutional, condominium and mixed use buildings, (ii) building glass, window system and curtainwall system installation, repair and renovation services for commercial, institutional, condominium and mixed use buildings, (iii) paint and anodizing toll coating finishing services for window frames, building materials and pvc substrates for commercial and residential shutters, (iv) pvc commercial and residential shutters, (v) picture framing glass and acrylic for custom picture framing markets, including, but not limited to, mass merchandisers, picture framing glass distributors, independent picture framers and picture framing chains, museums and art galleries.

The following activities will not constitute a breach of this subparagraph 3.d. of paragraph 3: (i) ownership by Executive, as a passive investment, of two percent (2%) or less of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market, (ii) ownership by Executive, as a passive investment, of five percent (5%) or less of the outstanding shares of capital stock or interests in a privately-held corporation, limited liability company, partnership, including, but not limited to, a private equity fund, or (iii) employment with or the provision of services to an organization whose business is diversified and has a segment, division, subsidiary or operating unit that competes with a phase of the Business of the Company or any of its subsidiaries or affiliates provided Executive is employed by or provides services only to those segments, divisions, subsidiaries or operating units of such organization that do not compete with any phase of the Business of the Company or any of its subsidiaries or affiliates.

Executive agrees that, during the term of the covenant contained in this subparagraph 3.d. of paragraph 3, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this paragraph 3.d. of paragraph 3, if such activity were carried out by Executive, either directly or indirectly; and in particular, Executive agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

e. Notwithstanding the foregoing, the obligations of Executive under subparagraphs 3.c. and 3.d. of paragraph 3 shall terminate in the event the Company materially breaches any of the provisions of this Agreement (and in the case of a breach that is capable of being cured, the Company fails to cure such breach within fifteen (15) days after written notice by the Executive to the Company). The Company reserves the right to challenge any determination by Executive that the Company has materially breached any provision of this Agreement.

f Company Remedies. Executive acknowledges that the remedy at law for any breach of the foregoing covenants of this paragraph 3 will be inadequate, and that the Company shall be entitled, in addition to any remedy at law and without the necessity of posting any bond, to preliminary and permanent injunctive relief to enforce any of the provisions of this paragraph 3.

4. Release by Executive and the Company.

a. Executive for himself and his dependents, successors, assigns, heirs, executors, and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remisses, and forever discharges the Company from any and all arbitrations, claims (including claims for attorneys’ fees), demands, damages, suits, proceedings, actions, and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever (except that this release shall not apply to (x) the obligations of the Company arising under this Agreement and the Company’s benefit plans and (y) Executive’s rights of indemnification by the Company, if any, pursuant to the Company’s certificate of incorporation or by-laws or any agreement between the Company and Executive), against the Company (“claims”), including, but not limited to:

(i) any and all claims, directly or indirectly, arising out of or relating to: (A) Executive’s past employment or service with the Company; (B) Executive’s voluntary resignation as Executive Vice President of the Company and any other position described in paragraph 1 of this Agreement; and (C) any federal, state, or local laws, or any contract or tort claim, whether legal or equitable, whether statutory or common law, arising from or relating to the Company’s hiring of Executive, Executive’s employment with the Company, and the cessation of Executive’s employment with the Company;

(ii) any and all claims of discrimination, including, but not limited to, claims of discrimination on the basis of sex, race, age, national origin, marital status, religion, or disability, including, specifically, but without limiting the generality of the foregoing, any claims under Title VII of the Civil Rights Act, as amended, 42 U.S.C. § 2000e, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §621, et seq.; the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f); the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; the Employee Retirement and Income Security Act, 29 U.S.C. § 1001 et seq.; the Illinois Human Rights Act, Ill. Comp. Stat. Ann. Ch. 775, § 5/1-101 et seq.; and the Minnesota Human Rights Act, § 363A.01 et seq.

(iii) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied; and

(iv) any and all claims under or relating to any and all past and future employee compensation, employee benefit, employee severance, or employee incentive bonus plans and arrangements, all of which Executive agrees are forfeited upon his voluntary resignation; provided that he shall remain entitled to the amounts and benefits described in paragraph 2 above.

b. The Company, for itself and its shareholders, directors, officers, employees, agents, subsidiaries, and affiliates (and the heirs, successors, and assigns of each), hereby releases, dismisses, remises, and forever discharges Executive from any and all arbitrations, claims (including claims for attorneys’ fees), demands, damages, suits, proceedings, actions, and/or causes of action of any kind and every description, whether known or unknown, which the Company now has or may have had for, upon, or by reason of any cause whatsoever (except that this release shall not apply to the obligations of Executive arising under this Agreement).

c. Executive understands and acknowledges that the Company does not admit any violation of law, liability, or invasion of any of his rights and that any such violation, liability, or invasion is expressly denied. The consideration provided under this Agreement is in exchange for Executive’s agreements to its terms and conditions and made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have or ever will have against the Company to the extent provided in this paragraph 4. Executive further agrees and acknowledges that no representations, promises, or inducements have been made by the Company other than as appear in this Agreement.

d. Executive further understands and acknowledges that:

(i) Executive has been informed that the terms of this Agreement shall be open for acceptance and execution by him for a period of twenty-one (21) days during which time he may consider whether to accept this Agreement. Executive agrees that changes to this Agreement, whether material or immaterial, will not restart this acceptance period. No payments or benefits will be provided pursuant to paragraph 2 until at least sixteen (16) days after Executive has returned this signed Agreement to the Company;

(ii) Executive has been informed of his right to rescind this Agreement as far as it extends to potential claims under the Minnesota Human Rights Act, § 363A.01 et seq., by written notice to the Company within fifteen (15) calendar days following his execution of this Agreement. To be effective, such written notice must be delivered either by hand or by mail to Patricia A. Beithon, Apogee Enterprises, Inc., 7900 Xerxes Avenue South, Suite 1800, Minneapolis, MN 55431-1159, within the fifteen (15)-day period. If a notice of rescission is delivered by mail, it must be: 1) postmarked within the fifteen (15)-day period; 2) properly addressed to Ms. Beithon, as set forth above; and 3) sent by certified mail, return receipt requested;

(iii) Executive has been informed of his right to revoke this Agreement as far as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C.§ 621 et seq., by informing the Company, through Ms. Beithon at the above referenced address, of his intent to revoke this Agreement within seven (7) calendar days following his execution of this Agreement;

(iv) It is understood that, in the event a notice of rescission and/or revocation by Executive is timely delivered, pursuant to the terms of subparagraph 4.d of this paragraph 4, the Company may, at its discretion, either enforce the remaining provisions of this Agreement, or void the entire Agreement and require any payments made and/or benefits conferred as of that date to Executive be immediately repaid by Executive to the Company; and

(v) Executive has been advised by the Company to consult with legal counsel prior to executing this Agreement and the release provided for in this paragraph 4, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily, and intending to be bound.

e. Executive will never file a lawsuit asserting any claim that is released in this paragraph 4. To the extent required by law, the release of claims provided in this paragraph 4 shall not be interpreted to prevent Executive from filing a charge or cooperating with an appropriate governmental agency; however, Executive agrees that he is waiving the right to monetary damages or other individual legal or equitable relief awarded by any governmental agency related to any claim that Executive ever had or now may have or ever will have against the Company to the extent provided in this paragraph 4.

f. Executive and the Company acknowledge that his voluntary resignation is by mutual agreement between the Company and Executive, and that Executive waives and releases any claim that he has or may have to reemployment.

g. For purposes of the above provisions of this paragraph 4, the “Company” shall include its present and former predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents, accountants and counsel.

h. On or after the Resignation Date, Executive and the Company agree to sign and deliver to each other the General Release in the form attached hereto as Exhibit A.

5. Executive’s Actions with Respect to the Company’s Common Stock.

a. Executive shall take no action with respect to the Company’s common stock that is in violation of the federal securities laws.

6. Breach by Executive.

a. If Executive materially breaches any of the provisions of this Agreement (and in the case of a breach that is capable of being cured, fails to cure such breach within fifteen (15) days after written notice by the Company to Executive specifying the circumstances that constitute such material breach), then the Company may, at its sole option, immediately terminate all remaining payments and benefits described in this Agreement, and obtain payment from Executive of all other damages and expenses resulting from such breach (including, without limitation, reasonable attorneys’ fees), with the remainder of this Agreement, and all promises and covenants herein, remaining in full force and effect.

Notwithstanding the foregoing, the Company will not terminate pursuant to subparagraph 6.a of this paragraph 6 any benefits to which Executive is entitled under any tax-qualified retirement plan of the Company, and Executive’s rights under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, if any, will not be reduced by any action taken by the Company under subparagraph 6.a of this paragraph 6.

b. Executive may challenge any Company action under subparagraph 6.a above.

7. Successors and Binding Agreement.

a. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring, directly or indirectly, all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed included in the definition of “the Company” for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

b. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.

c. This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other parties, assign, transfer, or delegate this Agreement or any rights or obligations hereunder except as expressly provided in subparagraphs a and b of this paragraph 7.

d. This Agreement is intended to be for the exclusive benefit of the parties hereto, and, except as provided in subparagraphs a and b of this paragraph 7, no third party shall have any rights hereunder.

8. Statements to Third Parties. Because the purpose of this Agreement is to settle amicably any and all potential disputes or claims among the parties, neither Executive nor the Senior Executives of the Company shall, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the other or commenting on the character or business reputation of the other. Furthermore, Executive agrees not to make any derogatory, unfavorable, negative or disparaging statements concerning the Company and its affiliates, officers, directors, managers, employees, or agents, or its and their business affairs or performance. Executive further hereby agrees not: (a) to comment to others concerning the status, plans, or prospects of the business of the Company, or (b) to engage in any act or omission that could reasonably be expected to be detrimental, financially or otherwise, to the Company, or that would subject the Company to public disrespect, scandal, or ridicule. For purposes of this paragraph 8, the “Senior Executives of the Company” shall mean the Company’s officers and members of the Company’s Board of Directors. This paragraph 8 shall have a term of three years from the Resignation Date.

9. Notices. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered, addressed to the Company at its principal executive offices and to Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.

10. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or noncompliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by any of the parties that are not set forth expressly in this Agreement and every one of them (if, in fact, there have been any) is hereby terminated without liability or any other legal effect whatsoever.

11. Entire Agreement. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter.

12. Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and under the laws of the State of Minnesota. The parties agree that any and all disputes, controversies, or claims of whatever nature arising out of or relating to this Agreement or breach thereof shall be resolved by a court of general jurisdiction in the State of Minnesota, and the parties hereby consent to the exclusive jurisdiction of such court in any action or proceeding arising under or brought to challenge, enforce, or interpret any of the terms of this Agreement.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

15. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

16. Further Assurances. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

COMPANY:

APOGEE ENTERPRISES, INC.

By:	/s/ Russell Huffer
Russell Huffer
Its:	Chairman, Chief Executive Officer, and
President

Date:	November 20, 2006

EXECUTIVE:

/s/ Michael B. Clauer
Michael B. Clauer

Date:	November 20, 2006

EXHIBIT A

GENERAL RELEASE

1. By Executive.

In exchange for the payments and benefits to be provided by Apogee Enterprises, Inc. (the “Company”) to Michael B. Clauer (the “Executive”) pursuant to paragraph 2 of the Resignation Agreement (the “Agreement”) entered into by and between Executive and the Company, Executive for himself and his dependents, successors, assigns, heirs, executors, and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remisses, and forever discharges the Company from any and all arbitrations, claims (including claims for attorneys’ fees), demands, damages, suits, proceedings, actions, and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever (except that this release shall not apply to (x) the obligations of the Company arising under the Agreement and the Company’s benefit plans and (y) Executive’s rights of indemnification by the Company, if any, pursuant to the Company’s certificate of incorporation or by-laws or any agreement between the Company and Executive), against the Company (“claims”), including, but not limited to:

(i) any and all claims, directly or indirectly, arising out of or relating to: (A) Executive’s past employment or service with the Company; (B) Executive’s voluntary resignation as Executive Vice President of the Company and any other position described in paragraph 1 of the Agreement; and (C) any federal, state, or local laws, or any contract or tort claim, whether legal or equitable, whether statutory or common law, arising from or relating to the Company’s hiring of Executive, Executive’s employment with the Company, and the cessation of Executive’s employment with the Company;

(ii) any and all claims of discrimination, including, but not limited to, claims of discrimination on the basis of sex, race, age, national origin, marital status, religion, or disability, including, specifically, but without limiting the generality of the foregoing, any claims under Title VII of the Civil Rights Act, as amended, 42 U.S.C. § 2000e, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.; the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f); the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employee Retirement and Income Security Act, 29 U.S.C. § 1001 et seq.; the Illinois Human Rights Act, Ill. Comp. Stat. Ann. Ch. 775, § 5/1-101 et seq.; and the Minnesota Human Rights Act, § 363A.01 et seq.

(iii) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied; and

(iv) any and all claims under or relating to any and all past and future employee compensation, employee benefit, employee severance, or employee incentive bonus plans and arrangements, all of which Executive agrees are forfeited upon his voluntary resignation; provided that he shall remain entitled to the amounts and benefits described in paragraph 2 of the Agreement.

It is understood that Executive has already executed a general release covering and discharging all claims that existed or may have existed as of the time he executed the Agreement. This General Release covers and discharges only any claims that have accrued or may have accrued in the interim since Executive’s execution of the Agreement.

Executive has been informed that the terms of this General Release shall be open for acceptance and execution by him for a period of twenty-one (21) days during which time he may consider whether to accept this General Release. Executive agrees that changes to this General Release, whether material or immaterial, will not restart this acceptance period. No payments or benefits will be provided pursuant to paragraph 2 of the Agreement until at least sixteen (16) days after Executive has returned this signed General Release to the Company.

Executive has been informed of his right to rescind this General Release as far as it extends to potential claims under the Minnesota Human Rights Act, § 363A.01 et seq., by written notice to the Company within fifteen (15) calendar days following his execution of this General Release. To be effective, such written notice must be delivered either by hand or by mail to Patricia A. Beithon, Apogee Enterprises, Inc., 7900 Xerxes Avenue South, Suite 1800, Minneapolis, MN 55431-1159, within the fifteen (15)-day period. If a notice of rescission is delivered by mail, it must be: 1) postmarked within the fifteen (15)-day period; 2) properly addressed to Ms. Beithon, as set forth above; and 3) sent by certified mail, return receipt requested.

Executive has been informed of his right to revoke this General Release as far as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., by informing the Company, through Ms. Beithon at the above referenced address, of his intent to revoke this Agreement within seven (7) calendar days following his execution of this Agreement.

It is understood that, in the event a notice of rescission and/or revocation by Executive is timely delivered, the Company may, at its discretion, either enforce the remaining provisions of the Agreement, or void the entire Agreement and require any payments made and/or benefits conferred as of that date to Executive be immediately repaid by Executive to the Company.

Executive is hereby advised by the Company to consult with legal counsel prior to executing this General Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this General Release, and enters into this General Release freely, voluntarily, and intending to be bound.

Executive will never file a lawsuit asserting any claim that is released in this General Release. The release of claims provided in this General Release shall not prevent Executive from filing a charge or cooperating with an appropriate governmental agency; however, Executive agrees that he is waiving the right to monetary damages related to any claim that Executive ever had or now may have or ever will have against the Company to the extent provided in this General Release.

2. By Company.

In exchange for the promises and agreements of Executive pursuant to paragraphs 1, 3, 4 and 5 of the Agreement, the Company, for itself and its shareholders, directors, officers, employees,

agents, subsidiaries, and affiliates (and the heirs, successors, and assigns of each), hereby releases, dismisses, remises, and forever discharges Executive from any and all arbitrations, claims (including claims for attorneys’ fees), demands, damages, suits, proceedings, actions, and/or causes of action of any kind and every description, whether known or unknown, which the Company now has or may have had for, upon, or by reason of any cause whatsoever (except that this release shall not apply to the obligations of Executive arising under the Agreement).

It is understood that the Company has already executed a general release covering and discharging all claims that existed or may have existed as of the time the Company executed the Agreement. This General Release covers and discharges only any claims that have accrued or may have accrued in the interim since Executive’s execution of the Agreement.

Dated:
Michael B. Clauer

APOGEE ENTERPRISES, INC.

Dated:	By:
Its: